FOR IMMEDIATE RELEASE Media Contact:

Margot Olcay

Rubenstein Associates (212) 843-8267

Wells Real Estate Funds Sells Two Jacksonville Office Buildings

NORCROSS, Ga. (May 17, 2006) -- Wells Real Estate Funds today announced the sale of two Class-A office buildings on Centurion Parkway in Jacksonville, Fla.

Centurion Centre, owned by a joint venture of Wells Limited Partnership Funds IV and V, and the adjacent BellSouth building, owned by Wells L.P. Funds VI, VII and VIII, were sold to Parkway Properties Inc. of Jackson, Miss.

The funds purchased the land and co-developed both four-story buildings, in Jacksonville's Southside area, in the mid-1990s. "These two properties have served the portfolios, and the real estate has appreciated over time," said Kevin Hoover, managing director, portfolio management, Wells Real Estate Funds.

Centurion Centre, built in 1993, includes 87,600 square feet; tenants include ADP Inc. and Synovus Financial Corp. The BellSouth building, with 92,272 square feet, was built three years later; tenants include BellSouth Advertising and Publishing Corp. and American Express.

Wells Real Estate Funds is a national real estate investment management company, based in suburban Atlanta, which purchases and manages real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 200,000 individuals across the country have, through their financial representatives, invested in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $7 billion in assets (based on purchase price) totaling more than 32 million square feet of space. For more information, see www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Wells Limited Partnerships are closed to new investors.

# # # #